Exhibit 12.1

ESCALERA RESOURCES CO.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

	Six Months Ended June 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Fixed charges:
Interest expense (2)	$831	$1,645	$1,069	$1,203	$1,501	$1,608
Interest capitalized	31	80	321	155	192	485
Estimated portion of rental expense which represents interest factor	17	40	90	176	265	291

Total fixed charges	$879	$1,765	$1,480	$1,533	$1,958	$2,384

Earnings available for fixed charges:
Pretax income (loss)	$(8,337)	$(19,733)	$(15,745)	$18,449	$8,727	$2,111
Add: fixed charges	879	1,765	1,480	1,533	1,958	2,384
Less capitalized interest	(31)	(80)	(321)	(155)	(192)	(485)

Total earnings available for fixed charges	$(7,489)	$(18,048)	$(14,586)	$19,827	$10,493	$4,010

Ratio of earnings to fixed charges	(1)	(1)	(1)	12.9	5.4	1.7

(1)	Earnings for the six months ended June 30, 2014, and the years ended December 31, 2013 and 2012 were insufficient to cover fixed charges by approximately $8,368, $19,813 and $16,066, respectively.
(2)	Excludes unrealized gains/losses on its interest rate swap.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(in thousands, except ratios)

	Six Months Ended June 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Fixed charges:
Interest expense (2)	$831	$1,645	$1,069	$1,203	$1,501	$1,608
Interest capitalized	31	80	321	155	192	485
Estimated portion of rental expense which represents interest factor	17	40	90	176	265	291

Total fixed charges before preferred stock dividends pre-tax requirements	$879	$1,765	$1,480	$1,533	$1,958	$2,384
Preferred stock dividends pre-tax income requirements (3)	1,862	3,723	3,723	5,878	5,905	6,497

Total combined fixed charges and preferred stock dividends	$2,741	$5,488	$5,203	$7,411	$7,862	$8,882

Earnings available for fixed charges:
Pretax income (loss)	(8,337)	(19,733)	(15,745)	18,449	8,727	2,111
Add: fixed charges	879	1,765	1,480	1,533	1,958	2,384
Less capitalized interest	(31)	(80)	(321)	(155)	(192)	(485)

Total Earnings available for fixed charges and preferred stock dividends	$(7,489)	$(18,048)	$(14,586)	$19,827	$10,493	$4,010

Ratio of earnings to fixed charges and preferred stock	(1)	(1)	(1)	2.7	1.3	(1)

(1)	For the six months ended June 30, 2014, and the years ended December 31, 2013, 2012 and 2009 were insufficient to cover fixed charges and preferred stock dividends by approximately $10,230, $23,536, $19,789 and $4,872, respectively.
(2)	Excludes unrealized gains/losses on our interest rate swap.
(3)	The Series A Preferred Stock dividend requirement was “grossed up” by the effective tax rate to reflect the amount of pre-tax income required for the years ended December 31, 2011, 2010 and 2009. The effective tax rate for the years ended December 31, 2011, 2010 and 2009 was 36.66%, 36.95% and 42.7%, respectively.